Exhibit 99.1

June 6, 2007

Spreadtrum Communications, Inc.

Spreadtrum Center, Building No. 1

Lane 2288, Zuchongzhi Road

Zhangjiang, Shanghai 201203

People’s Republic of China

Re: Spreadtrum Communications, Inc.

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws and regulations of the PRC.

We have acted as the PRC counsel for Spreadtrum Communications, Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on June 6, 2007, relating to the offering by the Company and certain selling shareholders of the Company of a certain number of American Depositary Shares (“ADSs”) (the “Offering”), and (ii) the Company’s proposed listing of the ADSs on the Nasdaq Global Market.

We have been requested to give this opinion on the matters set forth herein. In rendering this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us. We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents.

Beijing Head Office China Resources Building 20th Floor Beijing 100005 P. R. China Tel.: (86-10) 8519-1300 Fax: (86-10) 8519-1350 E-mail: junhebj@junhe.com
Shanghai Office Shanghai Kerry Centre 32nd Floor 1515 West Nanjing Road Shanghai 200040 P. R. China Tel.: (86-21) 5298-5488 Fax: (86-21) 5298-5492 E-mail: junhesh@junhe.com
Shenzhen Office Shenzhen Development Bank Tower Suite 20-C 5047 East Shennan Road Shenzhen 518001 P. R. China Tel.: (86-755) 2587-0765 Fax: (86-755) 2587-0780 E-mail: junhesz@junhe.com
Dalian Office Chinabank Plaza Room F, 16th Floor No. 17 Renmin Road Dalian 116001 P. R. China Tel.: (86-411) 8250-7578 Fax: (86-411) 8250-7579 E-mail: junhedl@junhe.com
Haikou Office Nanyang Building Suite 1107 Haikou 570105 P. R. China Tel.: (86-898) 6851-2544 Fax: (86-898) 6851-3514 E-mail: junhehn@junhe.com
New York Office 500 Fifth Avenue, 43rd Floor, New York, NY 10110, U.S.A. Tel.: (1-212) 703-8702 Fax: (1-212) 703-8720 E-mail: junheny@junhe.com
Hong Kong Office Suite 2208, 22nd Floor, Jardine House 1 Connaught Place, Central Hong Kong Tel.: (852) 2167-0000 Fax: (852) 2167-0050 E-mail: junhehk@junhe.com

JUN HE LAW OFFICES

In rendering this opinion, we have relied with your permission (a) as to matters involving the application of the laws of New York, upon the opinion of Wilson Sonsini Goodrich and Rosati, United States counsel to the Company, (b) as to matters involving the application of the laws of the Cayman Islands, upon the opinion of Maples and Calder, Cayman Islands counsel to the Company, and (c) as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company or any of Spreadtrum Communications (Shanghai) Co. Ltd., Spreadtrum International Trading (Shanghai) Co. Ltd. (collectively, the “PRC Subsidiaries”) and Beijing Spreadtrum Hi-tech Communications Technology Co. Ltd. (“Beijing Spreadtrum”) and/or public officials.

As used herein, “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) which are in effect and publicly available.

Based on the foregoing, we are of the opinion that:

1.	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rules”), which took effect on September 8, 2006. As we understand, the New M&A Rules purport, among other things, to require offshore special purpose vehicles (“SPVs”) formed for the purpose of overseas listing through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rules and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to certain issues relating to listing or trading of PRC domestic enterprises’ securities on an overseas stock exchange, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

2.	Based on our understanding of current PRC Laws, we believe that the New M&A Rules do not require an entity such as the Company, which established the PRC Subsidiaries by means of direct investment in the registered capital of such subsidiaries and does not hold any equity interest in Beijing Spreadtrum, to obtain the approval of the CSRC in connection with its overseas listing, and the approval of the CSRC is not required in the context of the Offering.

3.	The issuance, sale and delivery of the ADSs by the Company in the Offering will not conflict with or result in a breach or violation of, the provisions of applicable PRC Laws.

This opinion is limited to PRC Laws of general application as of the date of this opinion and is given on the basis that it will be governed by, and construed in accordance with, PRC Laws. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

JUN HE LAW OFFICES

PRC Laws referred to herein are laws currently in force as of the date of the opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retrospective effect.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

Lixin Cui

JUN HE LAW OFFICES